Exhibit 99.1

NEWFIELD PROVIDES OPERATIONAL UPDATE FOLLOWING
HURRICANE KATRINA

FOR IMMEDIATE RELEASE

HOUSTON - September 12, 2005 -- Newfield Exploration Company (NYSE:NFX) today provided updated information following Hurricane Katrina. The Company continues to assess damage to its platforms and facilities and is awaiting additional information from outside operated facilities, pipelines and onshore gathering and production infrastructure.

Newfield began shutting in production in preparation for Hurricane Katrina on August 27. Since that time, approximately 2.6 billion cubic feet equivalent (Bcfe) net has been deferred. Newfield has restored 90% of its operated production in the Gulf of Mexico and has approximately 60 MMcfe/d shut-in at this time.

Based on the assessments to date, total deferred production for 2005 will likely be 7 - 9 Bcfe. Newfield now expects that its total production for 2005 will be approximately 258 - 260 Bcfe.

The increase in commodity prices as a result of Hurricane Katrina will likely offset the negative impact on 2005 revenues, earnings and cash flow from the deferral of production. Newfield carries business interruption insurance on a portion of the affected properties. Business interruption insurance proceeds, if any, would further offset the affect of deferred production on operating results in 2006.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield’s areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent and the Uinta Basin of the Rocky Mountains. The Company has development projects underway offshore Malaysia, in the U.K. North Sea and in Bohai Bay, China.

Newfield Exploration Company	For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020	Steve Campbell
Houston, TX 77060	(281) 847-6081
http://www.newfld.com	info@newfld.com

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